Black Hills Corporation
2015 Omnibus Incentive Plan
Performance Unit Award Agreement
(for Awards granted on or after January 1, 2021)

Performance Period - January 1, 2021 – December 31, 2023

Black Hills Corporation
2015 Omnibus Incentive Plan
Performance Unit Award Agreement

Performance Period - January 1, 2021 – December 31, 2023
You have been selected to be a participant in the Black Hills Corporation 2015 Omnibus
Incentive Plan (the “Plan”), as specified below:

Participant: ____________

Target Number of Performance Units: _______1

Performance Period: January 1, 2021 to December 31, 2023

Performance Measures: See Appendix A

THIS AGREEMENT (the “Agreement”) effective January 1, 2021, represents the grant of Performance Units by Black Hills Corporation, a South Dakota corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan.

The Plan provides a complete description of the terms and conditions governing the Performance Units. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement.

All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

The parties hereto agree as follows:

Article 1. Performance Period

The Performance Period commences on January 1, 2021 and ends on December 31, 2023.

Article 2. Award of Performance Units

Subject to the terms and conditions of this Agreement, the Company grants to the Participant a Performance Unit Award consisting of the Target Number of Performance Units set forth above, with the actual number of Performance Units earned depending on the degree to which the Company satisfies the Performance Goals specified in Appendix A to this Agreement during the Performance Period. Each Performance Unit that vests in accordance with Article 3 represents the right to receive one Share. The Performance Units granted under this Agreement (the “Units”) will be credited to an account in the Participant’s name maintained by the Company. This account shall be unfunded and maintained for bookkeeping purposes only, with each Unit representing an unfunded and unsecured promise by the Company to issue to the Participant one Share in settlement of a vested Unit.

1 Starting with these 2021 awards, the Target Number of Performance Units will be determined by dividing the target Performance Unit value for the participant by the average closing price for the first 20 trading days of the performance period.

Article 3. Scheduled Vesting of Performance Units

    For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Date (defined below), on which Units vest as provided in this Article 3 or in Article 4 or 5. For these purposes, the “Scheduled Vesting Date” means the date the Committee certifies the degree to which the applicable Performance Goals for the Performance Period have been satisfied, provided that such certification shall occur no later than February 1 of the calendar year immediately following the calendar year during which the Performance Period ended. The Units will vest on the Scheduled Vesting Date (i) if the Participant has not experienced a Separation from Service on or before the Scheduled Vesting Date, and (ii) only to the extent that the Units have been earned as provided below.

Article 4. Termination Provisions

If the Participant Retires, has a Separation of Service due to Disability, or dies during the Performance Period, then a portion of the Units subject to this Award will vest as of the Scheduled Vesting Date. That portion shall be equal to the number of Units as such Participant is entitled to under Article 3 for such Performance Period multiplied by a fraction, the numerator of which is the number of full months of participation during the Performance Period and the denominator is 36.

“Retirement” or “Retires” means a Separation from Service by a Participant on or after (i) attaining the age of 55 with at least 5 years of service, or (ii) attaining the age of 65.

Separation from Service during the Performance Period other than (i) due to Retirement, Disability, or death, or (ii) following a Change in Control shall require forfeiture of this entire award, with no payment to the Participant.

Article 5. Change in Control

Notwithstanding anything herein to the contrary, in the event of a Change in Control, a portion of the Units subject to this Awards will vest as of the date of the Change in Control. That portion shall be equal to the number of Units as such Participant is entitled to under this Article 5 multiplied by a fraction, the numerator of which is the number of full months of participation during the Performance Period (as of the effective date of the Change in Control) and the denominator is 36.

When there is a Change in Control, the number of Units earned under this Award shall be determined by (i) assuming that the Performance Goal for each Performance Measure, other than Relative TSR, is achieved at the Target level as set forth on Appendix A and (ii) for the Relative TSR Performance Measure, calculating achievement of the Relative TSR Performance Goal set forth on Appendix A, except that the Ending Stock Price shall mean the average closing price (rounded to nearest cent $xx.xx) on the applicable stock exchange of one share of stock for the twenty (20) trading days immediately prior to the Change in Control.

"Change in Control" of the Company shall be deemed to have occurred (as of a particular day, as specified by the Board) upon the occurrence of any of the following events:

(a)    The acquisition in a transaction or series of transactions by any Person of Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the then outstanding Shares; provided, however, that for purposes of this Agreement, the following acquisitions will not constitute a Change in Control: (A) any acquisition by the Company; (B) any acquisition of Shares by an underwriter holding securities of the Company in connection with a public offering thereof; and (C) any acquisition by any Person pursuant to a transaction which complies with subsections (c) (i), (ii) and (iii);

(b)    Individuals who, as of December 31, 2020 are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company's common shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(c)    Consummation, following shareholder approval, of a reorganization, merger, or consolidation of the Company, or a sale or other disposition of all or substantially all of the assets of the Company (each a “Business Combination”), unless, in each case, immediately following such Business Combination, all of the following have occurred: (i) all or substantially all of the individuals and entities who were beneficial owners of Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding shares of the entity resulting from the Business Combination or any direct or indirect parent corporation thereof (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries) (the “Successor Entity”); (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust, of the Company or such Successor Entity) owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding shares of common stock of the Successor Entity, except to the extent that such ownership existed prior to such Business Combination; and (iii) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such Business Combination; or

(d)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with subsections (c) (i), (ii), and (iii) above.

(e)    A Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares as a result of the acquisition of Shares by the Company which, by reducing the number of Shares then outstanding, increases the proportional number of Shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares by the Company, and after such stock acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares which increases the percentage of the then outstanding Shares Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(f)    A Change in Control shall not be deemed to occur unless and until all regulatory approvals required in order to effectuate a Change in Control of the Company have been obtained and the transaction constituting the Change in Control has been consummated.

    Notwithstanding the above provisions of this definition, to the extent that any payment under the Agreement due to a Change in Control is subject to Code Section 409A for deferred compensation, then the term “Change in Control” shall be construed in a manner that is consistent with Code Section 409A(a)(2)(A)(v), but only to the extent inconsistent with the above provisions as determined by the Board.

Article 6. Earned Units

The number of Units that the Participant will be deemed to have earned (the “Earned Units”) and that are eligible for vesting as of the Scheduled Vesting Date will be determined by the extent to which the Company has satisfied the Performance Goals for the Performance Period as set forth in Appendix A to this Agreement, including as adjusted pursuant to Article 5 in the event of a Change in Control. The portion of the Units subject to this Award that will be deemed Earned Units as of the Scheduled Vesting Date will be determined in accordance with the formula specified in Appendix A, and in no event will the number of Units that are deemed Earned Units exceed 200% of the Target Number of Performance Units. Any Units subject to this Agreement that are not earned and do not vest as of the Scheduled Vesting Date will be forfeited.

Article 7. Settlement of Units

After any Units vest pursuant to Article 3, 4 or 5, the Company will promptly, but in no event later than the next dividend payment date, cause to be issued and delivered to the Participant (or to the Participant’s estate in the event of the Participant’s death) one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the delivery of a stock certificate evidencing the Shares, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to the Participant, or by the electronic delivery of the Shares to a brokerage account designated by the Participant, and shall be subject to the tax withholding provisions of Article 10 and compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws, and shall be in complete satisfaction and settlement of such vested Units. Upon settlement of the Units, the Participant will obtain, with respect to the Shares received in such settlement, full voting and other rights as a shareholder of the Company. If the Committee determines, in its sole discretion, that a Participant at any time has willfully engaged in any activity that the Committee determines was or is harmful to the Company, any unpaid or unsettled Unit will be forfeited by such Participant.

Article 8. Forfeiture and Repayment.

(a)    In the event the Participant incurs a Separation from Service for a reason other than those described in Articles 4 or 5 herein during the Performance Period this entire award will be forfeited.
(b)    Without limiting the generality of Article 8(a), the Company reserves the right to cancel all Units awarded hereunder, whether or not vested, and require the Participant to forfeit any Shares issued in settlement of the Units and repay all income or gains previously realized upon sale of any such Shares in the event of the occurrence of any of the following events:
(i)    termination of Participant’s employment for Cause;

(ii)    within one year following any termination of Participant’s employment, the Board determines that the Participant engaged in conduct before the Participant’s termination date that would have constituted the basis for a termination of employment for Cause;
(iii)    at any time during the Participant’s employment or the twelve month period immediately following any termination of employment, Participant:
(x)    publicly disparages the Company, any of its Affiliates or any of its or their officers, directors or senior executive employees or otherwise makes any public statement that is materially detrimental to the interests or reputation of the Company, any of its affiliates or such individuals; or
(y)    violates in any material respect any policy or any code of ethics or standard of behavior or conduct generally applicable to Participant, including the Code of Conduct; or
(iv)    Participant engages in any fraudulent, illegal or other misconduct involving the Company or any of its Affiliates, including but not limited to any breach of fiduciary duty, breach of a duty of loyalty, or interference with contract or business expectancy.
(c)    If the Board determines that the Participant’s conduct, activities or circumstances constitute events described in Article 8(b), in addition to any other remedies the Company has available to it, the Company may in its sole discretion:
(i)    cancel any Units awarded hereby, whether or not issued;
(ii)    require the Participant to repay any Shares issued upon settlement of the Units; and/or
(iii)    require the Participant to repay an amount equal to all income or gain realized in respect of all Shares issued upon settlement of the Units.
There shall be no forfeiture or repayment under Article 8(b) following a Change in Control.
(d)    The Board, in its discretion, shall determine whether a Participant’s conduct, activities or circumstances constitute events described in Article 8(b) and whether and to what extent the Units awarded hereby shall be forfeited by Participant and/or a Participant shall be required to repay an amount pursuant to Article 8(c). The Board shall have the authority to suspend the payment, delivery or settlement of all or any portion of such Participant’s outstanding Units pending an investigation of a bona fide dispute regarding Participant’s eligibility to receive a payment under the terms of this Agreement as determined by the Board in good faith.
(e)    For purposes of applying this provision:
(i)    “Cause” means any of the following:
(u)    a Participant’s violation of his or her material duties to the Company or any of its Affiliates, which continues after written notice from the Company or any Affiliate to cure such violation;
(v)    Participant’s willful failure to follow the lawful written directives of the Board in any material respect;

(w)    Participant’s willful misconduct in connection with the performance of any of his or her duties, including but not limited to falsifying or attempting to falsify documents, books or records of the Company or any of its Affiliates, making or delivering a false representation, statement or certification of compliance to the Company, misappropriating or attempting to misappropriate funds or other property of the Company or any of its Affiliates, or securing or attempting to secure any personal profit in connection with any transaction entered into on behalf of the Company or any of its Affiliates;
(x)    Participant’s breach of any material provisions of this Agreement or any other non-competition, non-interference, non-disclosure, confidentiality or other similar agreement executed by Participant with the Company or any of its Affiliates;
(y)    conviction (or plea of nolo contendere) of the Participant of any felony, or a misdemeanor involving false statement, in connection with conduct involving the Company or any of Affiliates; or
(z)    intentional engagement in any activity which would constitute or cause a breach of duty of loyalty, or any fiduciary duty to the Company or any of its Affiliates.
(ii)    “Code of Conduct” means any code of ethics or code of conduct now or hereafter adopted by the Company or any of its Affiliates, including to the extent applicable the Company’s Code of Business Conduct Policy, as amended or supplemented from time to time, and the Company’s or subsidiary Risk Management Policies and Procedures, as amended, supplemented or replaced from time to time.
(f)    Participant agrees that the provisions of this Article 8 are entered into in consideration of, and as a material inducement to, the agreements by the Company herein as well as an inducement for the Company to enter into this Agreement, and that, but for Participant’s agreement to the provisions of this Article 8, the Company would not have entered into this Agreement.
Article 9. Dividends

If, during the Performance Period, a cash dividend is declared and paid by the Company with respect to its Common Stock, the Participant will be credited as of the applicable dividend payment date with an additional number of Units (the “Dividend Units”) equal to (i) the total cash dividend the Participant would have received if the Target Number of Performance Units credited to the Participant under this Agreement as of the related dividend payment record date (including any previously credited Dividend Units) had been actual Shares, divided by (ii) the Fair Market Value of a Share as of the applicable dividend payment date (with the quotient rounded down to the nearest whole number). If, after the Performance Period but before the Scheduled Vesting Date, a cash dividend is declared and paid by the Company with respect to its Shares, the Participant will be credited as of the applicable dividend payment date a number of Dividend Units equal to (i) the total cash dividend the Participant would have received if the Earned Units under this Agreement as of the related dividend payment record date (including any previously credited Dividend Units) had been actual Shares, divided by (ii) the Fair Market Value of a Share as of the applicable dividend payment date (with the quotient rounded down to the nearest whole number). Once credited to the Participant’s account, Dividend Units will be considered Units for all purposes of this Agreement.

Article 10. Tax Withholding

Neither the Company nor any of its Affiliates shall be liable or responsible in any way for the tax consequences relating to the award of Units, their vesting and the settlement of vested Units in Shares. The Participant agrees to determine and be responsible for any and all tax consequences to the Participant relating to the award, vesting and settlement of Units hereunder. If the Company is obligated to withhold an amount on account of any tax imposed as a result of the grant, vesting or settlement of the Units, the provisions of Section 19.2 of the Plan regarding the satisfaction of tax withholding obligations shall apply (including any required payments by the Participant).

Article 11. Nontransferability

The Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative. The terms hereof shall be binding on the executors, administrators, heirs and successors of the Participant.

Article 12. Administration

This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time by the Board, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, in its sole discretion, all of which shall be binding upon the Participant.

Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan.

Article 13. Miscellaneous

(a)    The selection of any employee for participation in the Plan shall not give such Participant any right to be retained in the employ of the Company. The right and power of the Company to dismiss or discharge any Participant at-will, is specifically reserved. Such Participant or any person claiming under or through the Participant shall not have any right or interest in the Plan or any Award thereunder, unless and until all terms, conditions, and provisions of the Plan that affect such Participant have been complied with as specified herein.

(b)    With the approval of the Board, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Agreement without the Participant’s written consent, except as required by law.

(c)    Participant shall not have voting rights with respect to the Units. Participant shall obtain voting rights with respect to any Shares issued upon settlement of the Units.

(d)    This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)    To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of South Dakota.

(f)    Any awards received by Participant are subject to the provisions of the Stock Ownership Guidelines approved by the Board of Directors.

(g)     Waiver and Modification. The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing and signed by the Company.
(h)    Compliance with Exchange Act. If the Participant is subject to Section 16 of the Exchange Act, the Units granted pursuant to the Award are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act.

The following parties have caused this Agreement to be executed effective as of January 1, 2021.

Black Hills Corporation

By: ___________________________

______________________________
Participant

Appendix A

Earned Units and Performance Measures

The determination of the number of Units that will be earned and vested as of the Scheduled Vesting Date specified above will be determined as follows:

Performance Measure (each as defined below)	Weighting	Performance Goal		Award Multiplier
Relative TSR	60%	Maximum	90th Percentile	200%
		Target	50th Percentile	100%
		Threshold	25th Percentile	25%
Average EPS as Adjusted	20%	Maximum	$4.289	200%
		Target	$4.085	100%
		Threshold	$3.881	25%
Average Cost to Serve	20%	Maximum	42.7%	200%
		Target	45.0%	100%
		Threshold	47.2%	25%

Based on the actual level of achievement of each Performance Measure, the applicable Award Multiplier will be calculated from the table above by determining where the Company’s actual performance falls relative to the Performance Goals specified in the applicable column of the table, and then selecting the corresponding Award Multiplier associated with each Performance Measure. If the actual amount of any of these Performance Measures is between two Performance Goal amounts shown in the applicable column of the table, the corresponding Award Multiplier will be determined by linear interpolation between the two relevant Award Multipliers shown in the table.  If the actual amount of any of the Performance Measures for the Performance Period is less than the corresponding Threshold Performance Goal specified in the table, the corresponding Award Multiplier is zero, and if it is greater than the corresponding Maximum Performance Goal specified in the table, the corresponding Award Multiplier will be equal to the percentage specified for the Maximum Performance Goal.

Notwithstanding the foregoing, (i) if absolute TSR is negative during the Performance Period, the total number of Earned Units for the achievement of the Relative TSR Performance Goal will not exceed Target and (ii) if Relative TSR is below Threshold, but absolute TSR is above 35%, the Relative TSR Performance Measure will be deemed to be satisfied at Threshold.
The number of Performance Units earned during the Performance Period that will vest as of the Vesting Date will be calculated using the following formula:

[Relative TSR Weighting x (Target Number of Performance Units + Dividend Units credited during the Performance Period and before the Scheduled Vesting Date)] x Relative TSR Award Multiplier
+
[Average EPS as Adjusted Weighting x (Target Number of Performance Units + Dividend Units credited during the Performance Period and before the Scheduled Vesting Date)] x Average EPS as Adjusted Award Multiplier
+

[Average Cost to Serve Weighting x (Target Number of Performance Units + Dividend Units credited during the Performance Period and before the Scheduled Vesting Date)] x Average Cost to Serve Award Multiplier

where:

•    The “Relative TSR Weighting,” “Average EPS as Adjusted Weighting,” “Average EPS as Adjusted Weighting” and the applicable “Award Multiplier” are derived from the table above,

•    “Target Number of Performance Units” is the number set forth at the beginning of this Agreement; and

•    Dividend Units is defined in Section 8 of the Agreement.

Relative TSR Calculation
For this purpose, Total Shareholder Return (TSR) shall be determined as follows (rounded to nearest basis point):

Total Shareholder Return	=	Change in Stock Price + Dividends Paid Beginning Stock Price

Beginning Stock Price shall mean the average closing price (rounded to nearest cent $xx.xx) on the applicable stock exchange of one share of Common Stock for the twenty (20) trading days immediately prior to the first day of the Performance Period; Ending Stock Price shall mean the average closing price (rounded to nearest cent $xx.xx) on the applicable stock exchange of one share of stock for the last twenty (20) trading days of the Performance Period; Change in Stock Price shall mean the difference between the Beginning Stock Price and the Ending Stock Price; and Dividends Paid shall mean the total of all dividends (unrounded) on one (1) share of stock with Dividend Payable Dates during the Performance Period. Following the TSR determination, the Company’s Percentile Rank shall be determined as follows:

Percentile Rank shall be determined by listing from highest TSR to lowest TSR each company in the Peer Index (excluding the Company) as described on Appendix B. The top company would have a one hundred percentile (100%) rank and the bottom company would have a zero percentile (0.0%) rank. Each company in between would be one hundred divided by n minus one (100/(n-1)) (rounded to nearest basis point - x.xx%) above the company below it, where “n” is the total number of companies in the Peer Index. The Company percentile rank would then be interpolated based on the Company TSR, resulting in the Company’s Relative TSR.

If the Company’s or any Peer Index company’s stock splits (or if there are other similar subdivisions, consolidations or changes in such company’s stock or capitalization), such company’s TSR performance will be proportionately adjusted for the stock split or other change so as not to give an advantage or disadvantage to such company by comparison to the other Peer Index companies.

Average EPS as Adjusted Calculation
Average EPS as Adjusted is defined as diluted earnings per share calculated in accordance with GAAP, adjusted for material, non-recurring events that are approved by the Company’s Audit Committee (such as impairment charges, one-time tax events, changes to accounting rules, etc.). No adjustment shall be made to normalize the impact of extreme weather.

Average Cost to Serve Calculation
Average Cost to Serve is defined as non-fuel operations and maintenance (O&M) expense divided by gross margin calculated in accordance with GAAP, adjusted for material, non-recurring events that are approved by the Company’s Audit Committee (such as impairment charges, one-time tax events, changes to accounting rules, etc.). No adjustment shall be made to normalize the impact of extreme weather.

Appendix B
Companies Included in EEI Index
as of September 30, 2020, Excluding Black Hills Corporation

The peer group for Relative TSR performance purposes consists of all companies comprising the EEI Index. Throughout the performance period, companies may be added or dropped from the index due to mergers or other activities. At the end of the performance period, new companies that are added to the index are included in the rankings as if they had been in the ranking from the beginning, provided there is sufficient trading history to include them in the final calculation. When a company is dropped from the index, everything related to the company is excluded as if it were never in the index. Companies included in the EEI Index at the beginning of the Performance Period excluding Black Hills Corporation, are listed below:

ALLETE, Inc.	ALE	IdaCorp, Inc.	IDA
Alliant Energy Corporation	LNT	MDU Resources Group, Inc.	MDU
Ameren Corporation	AEE	MGE Energy, Inc.	MGEE
American Electric Power Company, Inc.	AEP	NextEra Energy, Inc.	NEE
Avangrid, Inc.	AGR	NiSource Inc.	NI
Avista Corporation	AVA	NorthWestern Corporation	NWE
CenterPoint Energy, Inc.	CNP	OGE Energy Corp.	OGE
CMS Energy Corporation	CMS	Otter Tail Corporation	OTTR
Consolidated Edison, Inc.	ED	PG&E Corporation	PCG
Dominion Energy, Inc.	D	Pinnacle West Capital Corporation	PNW
DTE Energy Company	DTE	PNM Resources, Inc.	PNM
Duke Energy Corporation	DUK	Portland General Electric Company	POR
Edison International	EIX	PPL Corporation	PPL
El Paso Electric Company	EE	Public Service Enterprise Group Inc.	PEG
Entergy Corporation	ETR	Sempra Energy	SRE
Evergy, Inc.	EVRG	The Southern Company	SO
Eversource Energy	ES	Unitil Corporation	UTL
Exelon Corporation	EXC	WEC Energy Group, Inc.	WEC
FirstEnergy Corp.	FE	Xcel Energy Inc.	XEL
Hawaiian Electric Industries, Inc.	HE